SCHEDULE 14A

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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

EL PASO CORPORATION

(Names of Registrant as Specified in Its Charters)

SELIM K. ZILKHA

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Leading Independent Voting Advisory Firm Recommends

El Paso Shareholders Vote the BLUE Card

Zilkha Applauds ISS Decision

FOR IMMEDIATE RELEASE
MEDIA RELATIONS	INVESTOR RELATIONS
KEKST & COMPANY	INNISFREE M&A INCORPORATED
ATTN: VICTORIA WELD AND LAWRENCE A. RAND	ATTN: ALAN M. MILLER
Tel: (212) 521-4800	(212) 750-5833

HOUSTON, TX, June 3, 2003 – Selim K. Zilkha, a major shareholder of El Paso Corporation (NYSE:EP), applauded Institutional Shareholder Services (ISS) recommendation that El Paso shareholders vote the BLUE proxy card FOR Mr. Zilkha’s slate of director candidates to be elected at the annual meeting of shareholders to be held on June 17, 2003. ISS provides voting recommendations to hundreds of institutional investors, mutual funds and fiduciaries throughout the United States.

Mr. Zilkha noted that the ISS analysis drew attention to many of the important concerns and grievances that  Mr. Zilkha and his slate of nominees have been raising in their communications with El Paso shareholders. He also noted that many fellow investors share his concerns and that he and his nominees have garnered strong support.

In particular ISS stated “…given [El Paso’s management and the incumbent board’s] missteps in the past, management and the board face credibility issues and the negative surprises by El Paso have not helped restore investor confidence.”

Mr. Zilkha also said that while he is disappointed that ISS advised shareholders to withhold support for him individually due to his prior service on the Board, that is not the important issue. “My involvement in this proxy contest has never been driven by personal reasons. What is noteworthy is that this respected, independent organization has come out strongly in favor of instituting systemic and fundamental change at El Paso. To quote ISS’s report, ‘In light of the likely benefits of a fresh start, the proposed improvements to the compensation practices by [my slate of] nominees and the failure of the incumbent board…to monitor management’s questionable action, ISS does not believe that the incumbent board should be supported,’” he said.

ISS determined that, “a ‘clean slate’ with a fresh start, unencumbered by the legacy of past mistakes, can help move the company forward as it addresses these issues. The substantial industry experience of the dissident slate, including knowledge of many of El

Paso’s businesses and assets, mitigates the concern about disruption to the company’s operations.”

Mr. Zilkha further stated that he appreciated that so many El Paso shareholders have devoted significant time and effort to keeping themselves informed of the issues surrounding the proxy contest. He added that he would continue to advocate his view that only profound cultural change—beginning at the highest ranks of El Paso Corporation— can turn the company around.

Mr. Zilkha invites shareholders to visit his website, www.saveelpasonow.com for additional information.

On May 12, 2003, Selim K. Zilkha filed with the Securities and Exchange Commission a definitive proxy statement relating to his solicitation of proxies with respect to the 2003 El Paso annual meeting of stockholders. Mr. Zilkha has furnished the definitive proxy statement to El Paso’s stockholders and may file other proxy solicitation materials. Investors and security holders are urged to read the proxy statement and any other proxy solicitation materials when they become available as they contain important information.

Investors and security holders may obtain a free copy of the definitive proxy statement and other documents filed by Mr. Zilkha with the Commission at the Commission’s website at http://www.sec.gov. You may also access copy of Mr. Zilkha’s definitive proxy statement by accessing www.saveelpasonow.com. In addition, you may obtain a free copy of the definitive proxy statement by contacting Innisfree M&A Incorporated toll free at (877) 750-5837 (banks and brokers call collect at (212) 750-5833).

Detailed information regarding the names, affiliations and interests of individuals who may be deemed participants in the solicitation of proxies of El Paso stockholders is available in the proxy statement and Mr. Zilkha’s DFAN14A filed with the Commission on May 21, 2003.

Some of the statements contained in this press release may constitute “forward-looking statements,” which for this purpose includes all statements that are not of historical fact. The actual future financial performance of El Paso could differ materially from those anticipated by these forward-looking statements. Particularly given the condition to which El Paso has been reduced under the current Board, there can be no assurance that Mr. Zilkha or the nominees will succeed in their efforts to turn El Paso around.

This press release may quote or refer to independent industry research reports, financial analyst reports and newspaper articles. To the extent such a quote is included in this press release, Mr. Zilkha has not sought or obtained the consent of the quoted source to the use of such quote as proxy soliciting material.

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